Exhibit 10.45

QUALITY AGREEMENT

BETWEEN

STERIGENICS U.S., LLC

AND

SYNCARDIA SYSTEMS, LLC

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

QUALITY AGREEMENT

This Quality Agreement (“Agreement”) is entered on February 21, 2019 between SynCardia Systems, LLC, having a principal place of business at 1992 E. Silverlake Road, Tucson, Arizona 85713 (“Customer”), and Sterigenics U.S., LLC, 5725 W. Harold Gatty Dr., Salt Lake City, UT (“Sterigenics”).

RECITALS

Whereas, Customer is engaged in the development and/or marketing and/or distribution of Medical Device products;

Whereas, Sterigenics has agreed to provide Ethylene Oxide (EO) Processing services for product from Customer;

Whereas, Customer and Sterigenics have entered into an agreement by which Sterigenics will provide microbial reduction and/or Sterilization services (“Processing Agreement”);

Whereas, the parties desire to set forth their respective obligations and responsibilities as to Processing of Total Artificial Hearts and Surgical Spares Kits (“Product”) as listed in Appendix B, attached hereto and incorporated herein by reference, and the necessary control of the Product pre- and post-processing under current Good Manufacturing Practices (“cGMP”) and/or ISO 9001, 13485, 11135 (if applicable) and 11137 (if applicable) conditions and/or local regulations or laws, including but not limited to those imposed by applicable law, regulations and rules, including, but not limited to those of the U.S. FDA, European Union or member state legislation, as applicable for the location of the Sterigenics facility at which the Products for the Customer are processed, and communicated by the Customer.

Now, therefore, the parties hereto covenant and agree as follows.

Document No:	G-TEM-ADM-011	Revision No:	3
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l	purpose AND SCOPE

l.1	The purpose of this Agreement is to establish quality standards and to clarify roles and responsibilities between Sterigenics and Customer regarding the Processing of Product.

1.2	This Agreement outlines the roles and responsibilities and the key contacts to be used for communication between Customer and Sterigenics for their facility(ies) located as noted in Appendix C with respect to the Processing of the Product. In addition to the roles and responsibilities set forth in this Agreement, the parties shall fully complete and update Appendices A and C that further identifies the parties’ respective roles and responsibilities and which is a part of this Agreement. In addition to the mutual execution of this Agreement, all appendices, including Appendices A and C, shall be completed.

1.3	This Agreement defines the roles and responsibilities to be followed between Sterigenics and Customer when non-sterile Product is Processed, stored, and shipped (under quarantine status) as instructed by Customer in order to ensure compliance with cGMP as herein defined.

1.4	In the event, and to the extent, of any conflict between any provisions of this Agreement and the Processing Agreement with respect to compliance with cGMP and/or with respect to any regulatory obligation pertaining to the Products, the provisions of this Agreement shall govern. With respect to all other matters, the Processing Agreement shall govern to the extent of any conflict.

2	POLICY STATEMENT

2.1	All activities related to Processing, storage, and shipment of Product as instructed by Customer will be conducted in accordance with the standards of cGMP and/or ISO 9001, 13485, 11135 (if applicable) and 11137 (if applicable) and/or local regulations and as imposed by applicable law, regulations and rules, including, but not limited to those of the U.S. FDA, European Union or member state legislation (collectively, all are referred to herein as “Regulations”) as applicable and according to the roles and responsibilities outlined in this Agreement. Accordingly, Customer agrees to conduct its dealings with Sterigenics in a manner wholly supportive with this statement.

2.2	The following shall also be included in the definition of Regulations:

-	United States cGMP - current standards for manufacturing and processing products set forth in the US FDA Food Drug and Cosmetic Act or any successor act thereto including all rules and regulations promulgated there under

-	ISO 9001, 13485, 11135, 11137

-	Local regulations: (Please specify):

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

3	REQUIREMENTS OF THE QUALITY SYSTEM

3.l	Audit at Sterigenics

3.1.1	Sterigenics agrees to allow representatives of Customer, or its designees (e.g., qualified consultants or collaboration-partner representatives) (“Designees”), to have access to Sterigenics warehousing and processing premises and reports and records related to Customer Product as frequently as defined in the Processing Agreement, or no more frequently than once every two calendar years with reasonable prior written notice of no less than four (4) weeks for audit purposes.

3.1.2	Customer shall cause Designees to fully comply with all confidentiality obligations. Customer shall be responsible for all violations or breaches of confidentiality by Designees. Customer shall cause Designees to comply with all of Sterigenics policies and rules while on Sterigenics premises. Customer shall identify Designees at least one (1) week before the date of any such audit. Sterigenics may refuse Designee to participate in such audit should Sterigenics in its sole reasonable discretion have a conflict of interest with such Designee.

3. l.3	While on Sterigenics premises, Designees will be escorted at all times by Sterigenics personnel.

3.1.4	Sterigenics agrees to provide a written response to each audit observation identified, itemized by each observation, stating what corrective action, if any, will be required and timeline for implementation of such corrective action, as applicable, within thirty (30) days after receipt of the written audit report.

3.2	Personnel Requirements

3.2.l	Sterigenics employees engaged in the Processing, storage, and shipment of Product, will have the requisite education, training, and/or experience to perform their assigned functions in accordance with applicable Sterigenics policies and procedures.

3.2.2	Sterigenics will maintain training records in accordance with Sterigenics’ record retention policy. Training records will be readily available upon reasonable request during Customer’s site audit.

3.3	Resolution of Quality Issues

3.3.l	Representatives from both Customer and Sterigenics’ Quality Assurance departments will be involved in decision-making and resolution of quality issues as required (for example, resolution of nonconformances).

3.3.2	All resolutions and action items will be documented in writing in accordance with Sterigenics’ policies and procedures.

Document No:	G-TEM-ADM-011	Revision No:	3
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4	Controlled documents

4.1	All documents used in the Processing of non-sterile Product are maintained in accordance with applicable Sterigenics policies and procedures.

4.2	Controlled documents consist of, but are not limited to:

●	Receiving/Shipping Documents

●	Standard Operation Procedures (“SOPs”)

●	Specifications

●	Process Batch/Manufacturing Records

●	Product Reports and Protocols

●	Product Support Documents such as copies of change control and investigations

●	Product Process Validation Records

5	DOCUMENTATION REQUIREMENTS FOR CHANGE CONTROL MANAGEMENT

5.1	Sterigenics change control management for equipment or process changes affecting Customer Products will be initiated through the Sterigenics’ change control system. Any substantial changes proposed by Sterigenics to the Customer Process will be forwarded to the Customer quality assurance representative. In the case of a change deemed to potential affect the Customer process or Product, Sterigenics will not process Customer Product in the changed system without written authorization from the customer.

5.2	Any changes proposed by Customer will be forwarded to the Quality Assurance contact at Sterigenics using the Customer quality system. Product changes may include, but are not be limited to:

●	Customer box dimension changes

●	Customer box loading (loading configuration) changes

●	Customer box weight changes

●	Product density changes

●	Product composition changes

●	Product or packaging design changes which may affect the ability of the product to be exposed to the sterilant

●	Any and all changes to density or homogeneity of Customer Product

Document No:	G-TEM-ADM-011	Revision No:	3
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5.3	Customer acknowledges and agrees that it is solely and exclusively response for communicating any changes, including but not limited to those defined in section 5.2, that may or could impact Products, packaging, sterility requirements or anything of a similar nature to all applicable regulatory bodies or as may be required by Regulations. Sterigenics will not assume any such regulatory reporting responsibilities and there shall be no obligation for Sterigenics to report any such changes.

5.4	A copy of the approved change control form and associated documentation impacted by the change must be sent to Customer quality assurance within thirty (30) calendar days.

●	Substantial changes in the process, process validation protocols and reports may be reviewed at the Sterigenics facility.

6	REQUIREMENTS FOR PROCESS BATCH /MANUFACTURING RECORD EXECUTION

6.1	All batch record documentation provided to the Customer by Sterigenics associated with the Process, as executed by Sterigenics, will be created by Sterigenics and approved by the Customer.

6.2	Sterigenics’ processing and quality assurance representatives will review executed processing records for the Processed Product operations, as approved by the Customer, and Customer’s quality assurance (or designated department) will receive the certificate of processing (“Certificate of Processing”) to determine completeness and compliance with all established approved written procedures and specifications.

6.3	Copies of any process batch/manufacturing related documents will not be provided to Customer representatives unless and until the review and approval process has been completed by Sterigenics’ processing and quality assurance representatives. Customer representatives may view process batch/manufacturing documentation while on site and in the presence of Sterigenics personnel.

6.4	Any unexplained discrepancy or the failure of a processing run to meet any of the Customer’s specifications will be investigated as per the current Sterigenics’ procedures, and the documentation will be included as part of the final approved process batch/manufacturing record.

6.5	Customer shall submit a fully completed Appendix B, which is attached hereto and incorporated herein, to Sterigenics. It is incumbent on Customer to affirmatively and promptly update Appendix B upon any changes to its Products or in the event it desires to have new Products added to Appendix B.

7	CUSTOMER APPROVAL

The Certificate of Processing for the processed Product Processed product will be reviewed by Customer quality assurance representative or their designee to determine completeness and compliance with all established approved written procedures and specifications.

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

8	nonconformance NOTIFICATION

A nonconformance is an event in which the Product has not been processed in accordance with Customer’s specification requirements resulting in Product outside of the specified parameters or Product processed in a manner different from the Customer’s qualified process, thereby potentially affecting the Customer’s ability to release the Product. The following procedure for notification and approval will be followed for any nonconformance during the Process:

8.1	Customer’s quality assurance or their designee identified in Appendix C will be notified in a timeframe of no more than two business days after confirmed non-conformance by Sterigenics.

8.2	Sterigenics agrees to document all nonconformances in the process history device record and initiate an investigation in accordance with Sterigenics’ policies and procedures.

8.3	Minor self-explainable occurrences, including clerical errors, are required to be documented as part of the event history documentation (e.g., as a process notation) without requiring the formality of a deviation report, providing there is no regulatory impact, as required by Sterigenics procedures.

8.4	Product is to be placed on “HOLD” by Sterigenics pending investigation and immediate corrections for the nonconformity. The Product is to remain on “HOLD” until Product disposition is received from the Customer. Customer shall determine if Product will be removed from “HOLD” status or rejected.

8.5	Under no circumstances will a biological indicator failure alone be considered or deemed to constitute a nonconformance even if characterized or labelled as such.

9	PROCESSING AND EQUIPMENT CONTROLS

9.1	Ethylene Oxide (“EO”):

9.1.1	The EO process for Customer Product may be validated in a combination of both offsite test chambers and the actual production chambers. Final Product validation must occur in the production chambers in which the Product will run. If process equivalency is used, not all production chambers will be required to undergo a full validation.

9.1.2	Regardless of whether Sterigenics or the Customer authors the protocol, the Customer is responsible for determining the EO validation methodology and for making the determination that the appropriate Sterility Assurance Level (SAL) is achieved in the validated sterilization process.

9.2	Sterigenics is responsible for keeping records regarding cleaning, calibration, maintenance, and qualification of equipment.

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

10	storage OF documentation

10.1	All of Sterigenics’ Process related documentation shall be maintained in a manner so as to protect and secure the documentation against damage, destruction, unintended changes, or disposal during the required time of storage in accordance with Sterigenics’ procedures and policies.

10.2	The Product process batch/manufacturing record shall be kept by Sterigenics for the time period defined in the Processing Agreement, or if not defined, for a minimum two years from date of Processing. At the end of this retention period, all documentation will be transferred to Customer for storage and retention. Customer may also choose to authorize destruction of these records by Sterigenics after the retention period from date of Processing.

11	RETENTION OF DOCUMENTATION

11.1	Sterigenics shall maintain current procedures for managing documentation to ensure the following:

●	Valid/current versions of the documents are available for use.

●	Valid/current versions of the documents are used.

●	Historical/non-valid versions of documents are archived according to Sterigenics documentation procedures to prevent unintended use.

12	SUPPLIER MANAGEMENT/ PURCHASING CONTROLS

12.1	Sterigenics shall be responsible for the evaluation, selection, approval and management of its suppliers.

12.2	Sterigenics shall purchase materials from approved suppliers in accordance with Sterigenics’ policies and procedures.

13	CLIENT/PRODUCT CONFIDENTIALITY

13.1	Both Sterigenics and Customer are obliged to maintain in confidence the information received or revealed during and as a result of the performance of the services hereunder (including, but not limited to, information regarding activities, scope, and projects as well as products, tools, and production method), in accordance with the confidentiality obligations set forth in the Processing Agreement.

13.2	While on Sterigenics premises, or interfacing with Sterigenics employees, Customer representatives, including, but not limited to Designees shall respect the confidentiality of information with Sterigenics’ other clients.

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

14	NOTIFICATION OF REGULATORY AGENCY INSPECTIONS

14.1	Sterigenics understands that their facilities may be in scope of unannounced audits such as those pursuant to the European Commission Recommendation 2013/473/EU. Sterigenics shall agree to accommodate and co-operate fully with any unannounced audits performed by Notified Bodies for manufacturers of devices under the MDD, AIMDD, or IVDD.

14.2	Unless otherwise prohibited by governmental or regulatory authority or Regulations, Sterigenics will inform Customer promptly, but in no case later than 72 hours after, if the U.S. Food and Drug Administration (“FDA”) or any other governmental or regulatory authority or body inspects, or requests or notifies Sterigenics of an inspection relating to the processing of Customer Product. Unless otherwise prohibited by governmental or regulatory authority or Regulation, Sterigenics will permit a representative from Customer to be present if required by Customer and the inspection relates directly to the processing of Customer Product. Sterigenics will release any Product-related records required to be made available to the inspecting or inquiring authority by law or Regulation, but will not release any Customer confidential information not required by law or Regulation to be provided for inspection without obtaining Customer consent.

14.3	Unless otherwise prohibited by governmental or regulatory authority or Regulation, each party shall promptly notify the other of any information or notice it receives or becomes aware of, including without limitation, any threatened or pending action by FDA or other regulatory authority body as it related to Customer Product. Unless otherwise prohibited by governmental or regulatory authority or body, Customer will notify Sterigenics of any regulatory actions on the processed Product Processed product that may impact Sterigenics.

14.4	Sterigenics and Customer will both participate, as is reasonably necessary, in resolving the concerns of FDA or other governmental or regulatory authority or body with respect to Sterigenics’ Processing of Product for Customer.

14.5	Sterigenics is responsible for supporting all processing investigations associated with regulatory actions. Customer recognizes that Sterigenics is the sole holder of all original documentation and that only original documentation shall be used in support of any regulatory investigation.

15	PRODUCT COMPLAINTS

15.1	Each Party shall notify the other Party within seven calendar days of confirmation of all Product Complaints. Each Party shall be responsible for evaluating and investigating each Product Complaint in accordance with each Party’s internal procedures and for assisting the other Party in evaluating and investigating each such complaint as is reasonably requested. Each Party shall provide ongoing updates as is reasonably requested. At the conclusion of the investigation(s), each Party shall notify the other Party, in writing, of each Party’s final investigation result. Customer is responsible for all correspondence with the complainant. Each Party shall be responsible for initiating the appropriate corrective and preventative actions as may be necessary to resolve each product complaint. Each Party shall maintain written records of product complaints in accordance with cGMPs and shall make such records reasonably available for review during audits or in the course of product complaint investigations.

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

16	RECALL

16.1	For purposes of this Agreement a Recall is defined as removal or correction of a marketed Product as a result of information from or a determination by the FDA (or Applicable Regulatory Authority) that FDA (or Applicable Regulatory Authority) considers such Product to be in violation of applicable LAWS.

16.2	In instances where a Recall is required due to Product quality and such actions affect or will affect Sterigenics, Customer agrees to fully disclose the nature and scope of such Recall to Sterigenics.

16.3	Disclosure to Sterigenics shall be in writing and include, at minimum, reason for recall and regulatory authority or body communication. Such disclosure shall take place within 24 hours of Recall decision.

16.4	Customer shall have sole responsibility for administration of Recall of Product. Support of Recall of Product processed and shipped per Customer instructions by Sterigenics shall be performed in accordance with Customers instructions and applicable regulations.

17	TERM, TERMINATION, EFFECTS UPON TERMINATION

17.1	This Agreement shall remain in effect until this Agreement is terminated by Customer or Sterigenics upon 30 days prior notice to the other party. This agreement shall be reviewed annually to ensure compliance with regulations and standards.

17.2	Notwithstanding the foregoing, the obligations of Sterigenics to retain documents relating to the Process as and to the extent provided in this Agreement shall survive any termination or expiration of this Agreement. Each individual signing on behalf of a corporate entity hereby personally represents and warrants his or her legal authority to legally bind that entity.

17.3	Notwithstanding all regulatory reporting obligations and document retention obligations set forth in this Agreement, this Agreement shall survive for six years after the termination of this Agreement, during which time period Sterigenics and Customer shall continue to cooperate with each other and provide such information and technical assistance as may reasonably be requested to meet each other’s regulatory reporting, compliance and quality assurance obligations for the Products.

Document No:	G-TEM-ADM-011	Revision No:	3
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SynCardia Systems, LLC.		Sterigenics U.S., LLC

By	/s/ Blagoberto Herrera	By	/s/ Gary Horn
Print Name	Blagoberto Herrera	Print Name	Gary Horn
Title	Vice President of Quality	Title	Quality Assurance Manager
Duly Authorized	21 Feb 2019	Duly Authorized

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

Appendix A

Responsibility Matrix

Responsibilities	Sterigenics	Customer
Product manufactured in accordance quality systems Regulations and GMP rules applicable to the sterilization process	X
Certificate of Processing	X
Certificate of Biological Indicator testing (Test Certificate)	X
Verification and documentation of quality system reviews	X
Notification of nonconformance during product processing.	X
Approval of nonconformance investigations	X	X
Approval of executed process history device records for Ethylene Oxide sterilized product	X	X
Controlled records will be stored and archived per defined procedures	X
Maintenance of device master records		X
Compliance audit (with four week notification)		X
Lead nonconformance investigations	X
Notification of any regulatory inspection pertaining to customer product	X	X
Retention of batch/manufacturing documents (for two years)	X
Product complaint Reporting (Sterigenics to investigate as applicable)		X
Adverse Drug Experience Reporting		X
Annual Reporting		X
Product recall investiagion as applies to Sterigenics	X
Product recalls, corrections, removals		X
Installation, operational and performance qualification of equipment and facilities, as appropriate	X
Approval of packaging component specifications		X
Approval of finished product, sterilization cycle / dose specifications and sterilization load configuration specifications		X
Approval of labels and labeling		X
Change control	X	X
Compliance of the sterilization process with drug application requirements		X

Document No:	G-TEM-ADM-011	Revision No:	3
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Appendix B

Product list

Version 1.0. dd. 20xx / xx / xx

Product code/NDC Number	Description	Bag/ Box/ Drum/ Other	Width	Depth	Height	Diameter	Weight	Process spec (Cycle)
500101	Total Artificial Heart, Sterile, Packaged, 70cc	Gray Tote	13.5”	20.6”	6.5”	N/A	7 lbs (approx.)	450
570500-001	Total Artificial Heart, Sterile, Packaged, 50cc	Gray Tote	13.5”	20.6”	6.5”	N/A	7 lbs (approx.)	450
500177	Surgical Spares Kit, Sterilized, 70cc, TAH-t	Gray Tote	13.5”	20.6”	6.5”	N/A	5 lbs (approx.)	450
550177-001	Surgical Spares Kit, Sterilized, 50cc	Gray Tote	13.5”	20.6”	6.5”	N/A	5 lbs (approx.)	450

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information

Appendix C

Contact List

STERIGENICS Contact List:

Location Name: Sterigenics U.S., LLC

Location Address: 5725 W. Harold Gatty Dr., Salt Lake City, UT 84116

Phone: 801-328-9901

Customer Service: Jeff Patoray: jpatoray@sterigenics.com

Quality Assurance: Gary Horn: ghorn@sterigenics.com

SYNCARDIA Contact List:

Location Name: SynCardia Systems, LLC

Location Address: 1992 E. Silverlake Road, Tucson, Arizona 85713

Phone Number: (520) 545-1234

Quality Assurance:

Milton Bojorquez, Senior Quality Engineer: MBojorquez@syncardia.com

Blagoberto Herrera, VP of Quality: BHerrera@syncardia.com

Purchasing:

Sara Rhoads, Supply Chain Manager: srhoads@syncardia.com

Document No:	G-TEM-ADM-011	Revision No:	3
The user is responsible for ensuring that the appropriate version of the document is obtained for the intended use.	Confidential Information
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